ESCALON MEDICAL CORP.

565	East Swedesford Road, Suite 200

Wayne, PA 19087

(Nasdaq Small Cap: ESMC)

AT THE COMPANY	AT FINANCIAL RELATIONS BOARD
Richard J. DePiano Chairman and CEO	Joseph Calabrese 212/827-3772

610/688-6830

FOR IMMEDIATE RELEASE

ESCALON MEDICAL CORP NAMES
MARK H. KARSCH CHIEF FINANCIAL OFFICER

Wayne, PA—July 15, 2005—Escalon Medical Corp. (NASDAQ: ESMC) today announced that Mark H. Karsch has been appointed Chief Financial Officer effective July 18, 2005.

Richard J. DePiano, Escalon’s Chairman and CEO, commented, “I am pleased that Mark has joined Escalon’s executive management team. Mark’s 27 years of experience in finance, operations management and business planning, as well as in developing new business ventures and strategic business partners, will help us continue to achieve our business plan.”

Since August 2003, Mr. Karsch served as Chief Financial Officer of Multimedia Marketing Training Solutions., a privately-held company. From 1991 to 2003, Mr. Karsch served as a Senior Vice President and Chief Financial Officer for both private and publicly-traded companies. Mr. Karsch is a certified public accountant who began his career with Arthur Andersen, working 13 years with growth stage companies, both public and private. Mr. Karsch earned his BS in accounting from St. Joseph University.

Founded in 1987, Escalon develops, markets and distributes ophthalmic diagnostic, surgical and pharmaceutical products as well as vascular access devices. Drew, which operates as a separate division, provides instrumentation and consumables for the diagnosis and monitoring of medical disorders in the areas of diabetes, cardiovascular diseases and hematology, as well as veterinary hematology and blood chemistry. The Company seeks to utilize strategic partnerships to help finance its development programs and is also seeking acquisitions to further diversify its product line to achieve critical mass in sales and take better advantage of the Company’s distribution capabilities. Escalon has headquarters in Wayne, Pennsylvania and manufacturing operations in Long Island, New York, New Berlin, Wisconsin, Dallas, Texas, Oxford, Connecticut and Barrow-in-Furness, U.K.

Note: This press release contains statements that are considered forward-looking under the Private Securities Litigation Reform Act of 1995, including statements about the Company’s future prospects. They are based on the Company’s current expectations and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risks include whether the Company is able to improve upon the operations of the Company’s business units, including Drew, generate cash and identify, finance, integrate operations of Drew and enter into business relationships and acquisitions, uncertainties and risks related to new product development, commercialization, manufacturing and market acceptance of new products, marketing acceptance of existing products in new markets, the continuity of royalty revenue, research and development activities, including failure to demonstrate clinical efficacy, delays by regulatory authorities, scientific and technical advances by the Company or third parties, introduction of competitive products, third party reimbursement and physician training as well as general economic conditions. Further information about these and other relevant risks and uncertainties may be found in the Company’s report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission as well as other sources.